As filed with the Securities and Exchange Commission on January 23, 2026

Registration No. 333-195703

Registration No. 333-233043

Registration No. 333-271666

Registration No. 333-287357

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195703

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233043

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-271666

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-287357

UNDER

THE SECURITIES ACT OF 1933

City Office REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	98-1141883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

666 Burrard Street, Suite 3210 Vancouver, British Columbia	V6C 2X8
(Address of Principal Executive Offices)	(Zip Code)

EQUITY INCENTIVE PLAN

(Full title of the plans)

Anthony Maretic

Chief Financial Officer

City Office REIT, Inc.

666 Burrard Street

Suite 3210

Vancouver, British Columbia V6C 2X8

(Name and address of agent for service)

(604) 806-3366

(Telephone number, including area code, of agent for service)

Copies to:

Jon Venick

Penny J. Minna

DLA Piper LLP (US)

Harbor East

650 S. Exeter Street, Suite 1100

Baltimore, Maryland

(410) 580-4228

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

These Post-Effective Amendments (the “Amendments”) filed by City Office REIT, Inc., a Maryland corporation (the “Registrant”), terminate all offerings and deregister all shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), that remain unsold or otherwise unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement on Form S-8 (File No. 333-195703), filed with the SEC on May 5, 2014, registering 1,263,580 Shares issuable under the Registrant’s Equity Incentive Plan, as amended.

•	Registration Statement on Form S-8 (File No. 333-233043), filed with the SEC on August 6, 2019, registering 1,000,000 Shares issuable under the Registrant’s Equity Incentive Plan, as amended.

•	Registration Statement on Form S-8 (File No. 333-271666), filed with the SEC on May 5, 2023, registering 1,500,000 Shares issuable under the Registrant’s Equity Incentive Plan, as amended.

•	Registration Statement on Form S-8 (File No. 333-287357), filed with the SEC on May 16, 2025, registering 2,000,000 Shares issuable under the Registrant’s Equity Incentive Plan, as amended.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 23, 2025, among the Registrant, MCME Carell Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) and a wholly owned subsidiary of MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), the Registrant was merged with and into Merger Sub (the “Merger”), with Merger Sub continuing as the surviving corporation and a wholly owned subsidiary of Parent. The Merger became effective on January 9, 2026.

In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, Florida, on January 23, 2026:

MCME CARELL MERGER SUB, LLC as successor to CITY OFFICE REIT, INC.

By:	/s/ Mukang Cho
Name: Mukang Cho
Title: Authorized Signatory

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.